Exhibit 99.1

United Fire Group, Inc. Reports on Annual Meeting of Shareholders
•Director Elections to the Board of Directors Announced
•New Officer Elections Announced

Director Elections to the Board of Directors
CEDAR RAPIDS, IOWA, May 18, 2023 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG") announced today that shareholders elected four Class A Directors to our now 11-member board of directors at the 2023 Annual Meeting of Shareholders held on May 17, 2023.
The following individuals were each elected as Class A Directors to serve three-year terms expiring in 2026.
•Scott L. Carlton, President of Tokai Carbon GE LLC;
•Brenda K. Clancy, former Global Chief Technology Officer for AEGON N.V.;
•Kevin J. Leidwinger, President and Chief Executive Officer of United Fire Group, Inc.; and
•Susan E. Voss, former Vice President and General Counsel of American Enterprise Group, Inc.
In other official business, our shareholders:
•ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2023; and
•approved, on an advisory basis, the compensation of the Company's named executive officers.
•approved, on an advisory basis, future reviews of the compensation of the Company's named executive officers to occur annually

Retirement of Kyle D. Skogman
According to our Bylaws, each director must submit his or her resignation from the Board of Directors no later than the first day of February after he or she reaches age 72, and such resignation must be effective no later than the next Annual Meeting. Pursuant to this policy, Kyle Skogman submitted his resignation as a director effective as of the conclusion of the Annual Meeting on May 17, 2023. UFG thanks Mr. Skogman for his 23 years of distinguished service. As a result of Mr. Skogman's resignation, the size of the Board of Directors is reduced to 11 directors.

New Officer Election
The Company is pleased to announce the following officer election at its subsidiary United Fire & Casualty Company effective May 17, 2023:
United Fire & Casualty Company elected Kelly Allsup as Assistant Vice President.

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Exhibit 99.1
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG visit www.ufginsurance.com.

Contact: Investor Relations at IR@unitedfiregroup.com.